Exhibit 99.1

        AARON RENTS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS;
                  NET EARNINGS UP 30% FOR QUARTER; 36% FOR YEAR

    ATLANTA, Feb. 20 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the fourth quarter and fiscal year ended December 31, 2006.

    For the fourth quarter of 2006, revenues increased 15% to $339.9 million compared to $296.2 million for the fourth quarter in 2005. Net earnings increased 30% to $19.0 million versus $14.6 million last year. Diluted earnings per share were $.35 compared to $.29 per share a year ago.

    For the year, revenues increased 18% to $1.327 billion compared to $1.126 billion for the 2005 year. Net earnings increased 36% to $78.6 million versus $58.0 million a year ago. Diluted earnings per share were $1.47 for 2006 compared to $1.14 in 2005.

    "Our results met our expectations for the quarter and we are very pleased with our record year in revenues and earnings," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "We stated we would add 100 stores during the last half of 2006 and slightly exceeded that number. Our goal for 2007 is unchanged and we plan to add another 250 stores during the year, a combination of Company-operated and franchised stores."

    The Aaron's Sales & Lease Ownership division continues to have record results. For the fourth quarter the division increased its revenues to $309.8 million, a 17% increase over the $265.5 million in the fourth quarter of 2005. For the year, revenues were $1.201 billion, a 19% increase over the $1.005 billion recorded last year.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 7.2% during the fourth quarter of 2006 compared to the fourth quarter of 2005. Same store revenues also increased 4.5% for Aaron's Sales & Lease Ownership stores open over two years at the end of December 2006.

    The Aaron's Corporate Furnishings division revenues for the fourth quarter were $29.2 million compared to $30.0 million for the fourth quarter a year ago. Revenues for the year were $123.0 million, up 5% from $117.5 million a year earlier.

    Consolidated rentals and fees increased 14% for the fourth quarter and 17% for the year. In addition, franchise royalties and fees increased 16% in the fourth quarter and 13% for the year. Non-retail sales, which are primarily sales of rental merchandise to Aaron's Sales & Lease Ownership franchisees, increased 19% for the quarter compared to the fourth quarter last year and 21% for the year. The increases in the Company's franchise revenues and the shipments of non-retail sales are the result of an increase in revenues of the Company's franchisees, who collectively had revenues of $121.8 million during the fourth quarter, a 13% increase over the same quarter a year ago, and $485.5 million for the 2006 year, a 16% increase over last year. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    Included in operating expenses was $658,000 for the fourth quarter and $3.5 million for the year of expense resulting from the Company's adoption on January 1, 2006 of accounting for stock options as compensation expense under the guidelines of Statement of Financial Accounting Standards No. 123R.

    During the fourth quarter the Aaron's Sales & Lease Ownership division opened 31 new Company-operated stores, 33 new franchised stores, and five RIMCO stores. In addition, during the quarter the Company acquired 12 stores from five different franchisees, one store from a third party rental operator, and sold three stores to two franchisees.

    For the 2006 year, the Company and its franchisees added a net of 146 sales and lease ownership stores, a 13% increase for the year in total store count for the division, including, in addition to acquisitions, the opening of 78 new Company-operated stores and 75 new franchised stores.

    In the fourth quarter two rental chains converted their stores to Aaron's Sales & Lease Ownership franchised stores. This transaction resulted in 17 new franchised stores for the Company and the execution of area development agreements to open an additional eight franchised stores in future periods. As part of this transaction, the Company acquired six stores from the two chains and converted four of them to Company-operated stores, the remaining two acquired stores were merged into existing Company-operated stores. Additionally, the new franchisees purchased three Company-operated stores, which now are open as franchised stores. The Company realized a $2.2 million gain in the fourth quarter on the sale of the three stores to the franchisees. It is expected that more conversions of independent operators will occur in future periods.

    During the fourth quarter and fiscal year the Company awarded, in total, area development agreements to open 48 and 73 additional franchised stores, respectively. At the end of December 2006 there were 233 franchise stores awarded that are planned to be opened over the next several years.

    At December 31, 2006 the Aaron's Sales and Lease Ownership division accounted for 828 Company-operated stores, 441 franchised stores, and 17 RIMCO stores. The Company also had 59 corporate furnishings stores. The total number of stores open at the end of 2006 was 1,345.

    "We expect revenues in the first quarter of 2007 to be in excess of $390 million and diluted earnings per share in the range of $.45 to $.49," Mr. Loudermilk continued. "For the 2007 year we expect Company revenues in excess of $1.5 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.55 to $1.65."

    Aaron Rents will hold a conference call to discuss its quarterly and annual financial results on Wednesday, February 21, 2007, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has more than 1,350 Company-operated and franchised stores in 47 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 13 facilities in five states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as updated by subsequent Quarterly Reports on Form 10-Q, which discussions are incorporated herein by this reference. Statements in this release that are "forward- looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                     Three Months Ended          Twelve Months Ended
                                        December 31,                December 31,
                                  -----------   -----------   -----------   -----------
                                     2006          2005          2006          2005
                                  -----------   -----------   -----------   -----------
                                  (Unaudited)                 (Unaudited)
Revenues:
   Rentals and Fees               $   249,102   $   218,440   $   992,791   $   845,162
   Retail Sales                        12,887        14,567        62,319        58,366
   Non-Retail Sales                    64,676        54,130       224,489       185,622
   Franchise Royalties
    and Fees                            8,856         7,662        33,626        29,781
   Other                                4,348         1,353        13,367         6,574
     Total                            339,869       296,152     1,326,592     1,125,505

Costs and Expenses:
   Retail Cost of Sales                 8,436         9,977        41,262        39,054
   Non-Retail Cost
    of Sales                           58,909        50,446       207,217       172,807
   Operating Expenses                 149,190       129,922       579,565       507,158
   Depreciation of
    Rental Merchandise                 90,701        79,399       364,109       305,630
   Interest                             1,869         2,839         9,729         8,519
     Total                            309,105       272,583     1,201,882     1,033,168

Earnings Before Taxes                  30,764        23,569       124,710        92,337

Income Taxes                           11,723         8,961        46,075        34,344

Net Earnings                      $    19,041   $    14,608   $    78,635   $    57,993

Earnings Per Share                $       .35   $       .29   $      1.50   $      1.16

Earnings Per Share
 Assuming Dilution                $       .35   $       .29   $      1.47   $      1.14

Weighted Average
 Shares Outstanding                    54,062        49,961        52,545        49,846

Weighted Average
 Shares Outstanding
 Assuming Dilution                     54,866        50,836        53,377        50,805

                           Selected Balance Sheet Data
                                 (In Thousands)
                                   (Unaudited)

                            December 31,   December 31,
                                2006           2005
                            ------------   ------------
                            (Unaudited)
Cash                        $      8,807   $      6,973
Accounts Receivable               43,495         42,812
Rental Merchandise, Net          612,149        550,932
Property, Plant and
 Equipment, Net                  170,294        133,759
Other Assets, Net                144,861        124,039
Total Assets                     979,606        858,515

Bank Debt                         15,612         91,336
Senior Notes                      90,000        100,000
Total Liabilities                372,591        424,044
Shareholders' Equity        $    607,015   $    434,471

SOURCE  Aaron Rents, Inc.
    -0-                             02/20/2007
    /CONTACT: Gilbert L. Danielson, Executive Vice President and Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3334/
    /Web site:  http://www.aaronrents.com /
    (RNT)